EXHIBIT 99.1

Rockwell Medical Reports Second Quarter 2011 Results

Conference Call at 8:30am ET to Discuss Results

WIXOM, Mich., Aug. 4, 2011 (GLOBE NEWSWIRE) -- Rockwell Medical (Nasdaq:RMTI), a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ESRD), chronic kidney disease (CKD) and iron deficiency anemia, today announced results for the second quarter ended June 30, 2011.

Second Quarter Financial Highlights

  Sales of $11.8 million were $3.7 million less than second quarter 2010 due primarily to lower international sales.
  Gross profit of $1.1 million decreased $1.7 million from the second quarter of 2010 with approximately half due to lower sales volumes and the remainder due to inflationary increases for raw materials and fuel.
  SG&A increased 6.8% from the second quarter of 2010 with all of the increase due to non-cash charges for equity compensation.
  R&D expense increased to $3.3 million, compared to $0.4 million in second quarter of 2010.
  Net loss was ($4.5) million, compared to net income of $0.1 million in second quarter of 2010.

First Half 2011 Financial Highlights

  Sales of $25.1 million were $5.4 million less than first half 2010 due primarily to lower international sales.
  Domestic sales decreased $1.1 million or 5.0% compared to the first half of 2010, due primarily to lower priced product conversion.
  Multi-year supply agreement signed with our largest domestic customer through 2013.
  Gross profit of $2.7 million decreased $2.4 million from first half of 2010 due to lower sales volumes and higher costs including higher material and fuel costs.
  SG&A increased $0.2 million or 4.6% from the first half of 2010 with entire increase due to non-cash charges for equity compensation.
  R&D expense increased significantly to $5.7 million, compared to $1.0 million in the first half of 2010, due to the start of the two Phase III CRUISE clinical studies for SFP.
  Net loss was ($7.5) million, compared to a net loss of ($0.3) million in first half of 2010.
  Cash and short term investments aggregated $21.5 million at June 30, 2011.
  Cash increased $1.5 million from March 31, 2011.

Drug Development Highlights

  Two Phase III CRUISE clinical studies began patient enrollment.
  PRIME study for ESA-sparing data began patient enrollment.
  Completed GMP manufacture and packaging of SFP drug.
  Patent issued on SFP packaging and method of use.
  Acquired ANDA for active Vitamin-D (Calcitriol).

Mr. Robert L. Chioini, Chairman and CEO stated, "Our CRUISE studies and PRIME study are progressing as expected and our guidance for SFP entering the commercial market in 2013 upon FDA approval remains intact. At that time, we believe SFP has the potential to capture significant US IV iron market share. Our ANDA acquisition of Calcitriol, an injectable vitamin-D, gives us the opportunity to add significantly to our sales and operating profit.  Mr. Chioini further stated, "Second quarter operating performance was impacted primarily by the reduction in international sales from a single distributor, coupled with ongoing inflationary pressures."

Conference Call Information:

Rockwell Medical will be hosting a conference call to review its 2011 second quarter results on Thursday, August 4, 2011 at 8:30 am ET. Investors are encouraged to call a few minutes in advance at (877) 383-7438 or to listen to the call on the web at: http://ir.rockwellmed.com/

About Phase III CRUISE Trials:

Rockwell is conducting two pivotal Phase III clinical trials for SFP. Each study is a prospective, randomized, placebo-controlled, multicenter study to demonstrate efficacy and safety of SFP-iron, delivered via dialysate in adult CKD patients requiring hemodialysis. Each study will comprise 300 patients, randomized equally between SFP and placebo groups over a period of up to 12 months.

About SFP:

Soluble Ferric Pyrophosphate (SFP) is a novel, investigational, continuous iron therapy in late-stage clinical development, designed to treat iron deficiency anemia in ESRD patients.  In contrast to intravenous (IV) iron delivery, SFP is a proprietary, water-soluble iron that travels to the bloodstream and binds directly to apo-transferrin and then travels to bone marrow to assist in forming a healthy red blood cell, similar to normal physiologic dietary iron intake.  SFP is a continuous iron replacement treatment, delivering small doses of iron during every dialysis session, to replenish the 5-7mg of iron lost during the dialysis procedure, thereby maintaining hemoglobin in the target range as per Kidney Disease Quality Outcomes Initiative (KDQOI) recommendations. Clinical trial data to date suggests that SFP, delivered via dialysate during each dialysis treatment, maintains optimal iron balance and avoids liver toxicity while decreasing associated drug administration costs. Academic studies have shown that more frequent maintenance doses of iron improve therapeutic response to erythropoiesis-stimulating agents (ESA's), thereby decreasing the ESA doses needed to maintain hemoglobin in the target range. Rockwell has licensed exclusive world-wide rights to manufacture and sell SFP and has obtained patent protection for SFP in multiple countries, including the three largest dialysis markets in the world: the United States, Japan, and the European Union. Based on current market data, the U.S. dialysis market for IV iron is approximately $560 million annually while global market potential is approximately $1 billion.

For a demonstration of SFP's unique mechanism of action, please view the animation video at http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

About Calcitriol; Active Vitamin-D:

Patients with kidney disease have reduced ability to convert nutritional vitamin-D to active vitamin-D in the body. Lack of active vitamin-D leads to disturbances in bone and mineral metabolism characterized by low levels of calcium in the blood and increased production of parathyroid hormone (secondary hyperparathyroidism). Calcitriol is an active vitamin-D that is used to treat low levels of calcium in the blood of patients whose kidneys or parathyroid glands are not working normally. Active vitamin-D and its analogs are routinely prescribed for the majority of ESRD patients. Injectable Calcitriol, the active form of vitamin-D, has been effectively used for the treatment of secondary hyperparathyroidism.

About Rockwell Medical:

Rockwell Medical is a fully-integrated biopharmaceutical company offering innovative products and services initially targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia. An established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad, Rockwell provides products that are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Dialysis is a process that duplicates kidney function for patients who suffer from ESRD.  There are approximately 400,000 ESRD patients in the United States.  World-wide there are approximately 2 million ESRD patients, growing at an annual rate of 5-6 percent.

The Company is currently developing unique, proprietary renal drug therapies for iron treatment. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

The Rockwell Medical Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6773

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
For the three and six months ended June 30, 2011 and June 30, 2010
(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Sales	$ 11,802,307	$ 15,506,712	$ 25,093,094	$ 30,486,664
Cost of Sales	10,731,258	12,735,047	22,370,500	25,401,470
Gross Profit	1,071,049	2,771,665	2,722,594	5,085,194
Selling, General and Administrative	2,372,597	2,221,336	4,619,150	4,416,239
Research and Product Development	3,313,762	441,273	5,716,358	958,688
Operating Income (Loss)	(4,615,310)	109,056	(7,612,914)	(289,733)
Interest and Dividend Income	77,542	10,926	163,510	20,384
Interest Expense	504	3,065	1,105	7,414
Income (Loss) Before Income Taxes	(4,538,272)	116,917	(7,450,509)	(276,763)
Income Tax Expense	--	--	--	--
Net Income (Loss)	$ (4,538,272)	$ 116,917	$ (7,450,509)	$ (276,763)

Basic Earnings (Loss) per Share	($ .26)	$ .01	($ .43)	($ .02)

Diluted Earnings (Loss) per Share	($ .26)	$ .01	($ .43)	($ .02)

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
As of June 30, 2011 and December 31, 2010

ASSETS	June 30, 2011 (unaudited)	December 31, 2010

Cash and Cash Equivalents	$ 9,317,992	$ 12,263,449
Investments Available for Sale	12,138,595	11,938,098
Accounts Receivable, net of a reserve of $30,000 in 2011 and $23,000 in 2010	4,497,143	4,507,296
Inventory	2,357,697	2,936,878
Other Current Assets	1,954,870	1,020,647
Total Current Assets	30,266,297	32,666,368

Property and Equipment, net	2,598,226	3,049,513
Intangible Assets	152,654	166,657
Goodwill	920,745	920,745
Other Non-current Assets	163,949	163,624
Total Assets	$ 34,101,871	$ 36,966,907

LIABILITIES AND SHAREHOLDERS' EQUITY

Capitalized Lease Obligations	$ 11,891	$ 18,215
Accounts Payable	3,218,790	3,659,507
Accrued Liabilities	3,000,480	2,577,022
Customer Deposits	141,540	165,476
Total Current Liabilities	6,372,701	6,420,220

Capitalized Lease Obligations	4,124	8,750

Shareholders' Equity:
Common Shares, no par value, 18,063,581 and 17,513,608 shares issued and outstanding	62,482,410	57,017,236
Common Share Purchase Warrants, 2,912,740 and 3,338,569 warrants issued and outstanding	7,406,685	8,275,509
Accumulated Deficit	(41,991,694)	(34,541,185)
Accumulated Other Comprehensive Loss	(172,355)	(213,623)
Total Shareholders' Equity	27,725,046	30,537,937
Total Liabilities And Shareholders' Equity	$ 34,101,871	$ 36,966,907

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2011 and June 30, 2010
(Unaudited)

	2011	2010

Cash Flows From Operating Activities:
Net (Loss)	$ (7,450,509)	$ (276,763)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	650,695	707,749
Loss on Disposal of Assets	25,299	16,822
Share Based Compensation – Non-employee Warrants	64,073	323,429
Share Based Compensation – Employees	2,138,960	1,511,630

Changes in Assets and Liabilities:

Decrease (Increase) in Accounts Receivable	10,153	(1,105,710)
Decrease in Inventory	579,181	224,891
(Increase) in Other Assets	(934,548)	(121,343)
Increase (Decrease) in Accounts Payable	(440,717)	53,134
Increase in Other Liabilities	399,522	356,439
Changes in Assets and Liabilities	(386,409)	(592,589)

Cash Provided By (Used) In Operating Activities	(4,957,891)	1,690,278

Cash Flows From Investing Activities:
Purchase of Equipment	(210,704)	(509,432)
Proceeds on Sale of Assets		800
Purchase of Investments Available for Sale	(159,229)	--
Cash Used In Investing Activities	(369,933)	(508,632)

Cash Flows From Financing Activities:
Issuance of Common Shares	2,393,317	5,148
Payments on Notes Payable	(10,950)	(25,355)
Cash Provided By (Used) In Financing Activities	2,382,367	(20,207)

Increase (Decrease) In Cash and Cash Equivalents	(2,945,457)	1,161,439
Cash and Cash Equivalents at Beginning of Period	12,263,449	23,038,095
Cash and Cash Equivalents at End of Period	$ 9,317,992	$ 24,199,534
CONTACT: Michael Rice, Investor Relations
         201-408-4923 / 917-282-3242